EXHIBIT 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
    On January 24, 2020, WEX Inc. (“WEX” or the “Company”) entered into a Share Purchase Agreement (the “Original Purchase Agreement”) with eNett International (Jersey) Limited (“eNett”), Optal Limited (“Optal”), Travelport Limited (“Travelport”), Toro Private Holdings I, Ltd. (“Toro”), Optal, in its capacity as trustee of the PSP Group DESOP Discretionary Trust established by way of discretionary trust deed dated 28 October 2008, as amended from time to time, and the other shareholders of eNett and Optal set forth therein (together with Travelport and Toro, the “Sellers”), under which the Company agreed to purchase eNett and Optal (collectively, the “Target”) from the Sellers (the “Acquisition”). The Company entered into the Original Purchase Agreement to purchase eNett and Optal for an aggregate purchase price comprised of $1.3 billion in cash and 2.0 million shares of the Company’s common stock and subject to certain working capital and other adjustments as described in the Original Purchase Agreement.
On December 15, 2020, the Company entered into a Deed of Settlement (the “Settlement Deed”) between the Company, the parties listed on Schedule A thereto, the parties listed on Schedule B thereto, eNett, Optal, Toro and Optal, in its capacity as trustee of the PSP Group Employee Share Trust, providing for, among other things, the amendment of the Original Purchase Agreement (as amended by the Settlement Deed, the “Amended Purchase Agreement”). The Amended Purchase Agreement provides for, among other things, a reduction of the aggregate purchase price for the Acquisition to $577.5 million (subject to adjustments for working capital and other adjustments as described in the Amended Purchase Agreement) consisting entirely of cash, the elimination of provisions in the Original Purchase Agreement relating to payment of consideration in the form of common stock and the closing of the Acquisition occurring on December 15, 2020.
Pursuant to the terms of the Settlement Deed and the Amended Purchase Agreement, the Acquisition closed on December 15, 2020. The cash consideration paid at the closing of the Acquisition was approximately $577.5 million and was funded with cash on hand. The Company determined that the aggregate purchase price represents consideration paid for the businesses acquired and for the settlement of pre-existing legal proceedings between the Company and the shareholders of eNett and Optal.
The following unaudited pro forma condensed combined information (the “pro forma financial statements”) gives effect to the Acquisition for illustrative purposes only and has been primarily derived from the separate historical consolidated financial statements of the Company and each Target as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019.

    The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical consolidated balance sheets of the Company and each Target after applying the assumptions and adjustments described herein and giving effect to the Acquisition as if it were completed on that date. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2020 and the year ended December 31, 2019 combines the historical consolidated income statements of the Company and each Target after applying the assumptions and adjustments described herein and giving effect to the Acquisition as if it were completed on January 1, 2019. The historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the pro forma statement of income, expected to have a continuing impact on the combined results of the Company and the Targets. Adjustments have been made for transaction costs that have been incurred or are expected to be incurred but have not yet been recognized in the historical combined financial information.

The pro forma financial statements should be read together with the accompanying notes to the pro forma financial statements. The pro forma combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the following:

•the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the year ended December 31, 2019, as filed with the SEC on February 28, 2020;

•the Company’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2020, as filed with the SEC on November 9, 2020;
•eNett's audited consolidated financial statements as of and for the year ended December 31, 2019, included as Exhibit 99.2 to this Current Report on Form 8-K/A;
•Optal's audited consolidated financial statements as of and for the year ended December 31, 2019, included as Exhibit 99.3 to this Current Report on Form 8-K/A;
•eNett's unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2020, included as Exhibit 99.4 to this Current Report on Form 8-K/A; and
•Optal's unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2020, included as Exhibit 99.5 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with the Company considered the acquirer of eNett and Optal, in accordance with the business combination accounting guidance as provided in Accounting Standards Codification (“ASC”) 805, Business Combinations. Given the timing of the Acquisition, the Company utilized a benchmarking approach based on similar acquisitions to determine the preliminary fair values for intangible assets. These preliminary estimates will be revised during the one-year measurement period as third-party valuations on the intangible assets are received and finalized, further information becomes available and additional analyses are performed, and these adjustments could have a material impact on the preliminary purchase price allocation.

The following unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and do not necessarily reflect what the combined financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements prepared in accordance with the rules and regulations of the SEC. They also may not be useful in predicting the future financial condition and results of operations of the combined entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements are based on historical financial information, and do not reflect changes to the financial condition or results of operations of the Company or the Targets after September 30, 2020. In addition, the unaudited pro forma condensed combined financial statements do not include any potential operating efficiencies or cost savings from expected synergies. The timing and effect of actions associated with integration cannot be reasonably predicted at the time of this filing and any such impact is thus not factually supportable.

    The unaudited pro forma condensed combined financial statements have been compiled in a manner consistent with the accounting policies adopted by WEX, and reflect certain adjustments to the Targets' historical financial information to conform to the accounting policies of WEX based on a preliminary review of the Targets' accounting policies. WEX will perform a more detailed review of the Targets' accounting policies as more information becomes available with the integration of the Targets. As a result of that review, differences could be identified between the accounting policies of WEX and the Targets that, when conformed, could have a material impact on the combined financial statements.

Pro Forma Condensed Combined Balance Sheet
(in thousands)
(unaudited)

	As of September 30, 2020
	WEX	Optal and eNett combined	Transaction accounting adjustments	Notes	Pro Forma
Assets
Cash and cash equivalents	$1,521,622	$97,982	(672,815)	(A)	$946,789
Restricted cash	193,615	—	250,937	(B)	444,552
Accounts receivable, net	2,151,741	15,063	—		2,166,804
Securitized accounts receivable, restricted	97,522	—	—		97,522
Prepaid expenses and other current assets	66,589	8,172	—		74,761
Total current assets	4,031,089	121,217	(421,878)		3,730,428
Property, equipment and capitalized software, net	193,165	955	—		194,120
Goodwill	2,431,147	8,874	283,010	(C)	2,723,031
Other intangible assets, net	1,444,696	18,819	128,437	(C)	1,591,952
Investment securities	31,259	—	—		31,259
Deferred income taxes, net	8,514	5,323	—		13,837
Other assets	174,042	4,913	—		178,955
Total assets	$8,313,912	$160,101	$(10,431)		$8,463,582
Liabilities
Accounts payable	$893,766	$1,411	—		$895,177
Accrued expenses	322,388	22,350	—		344,738
Restricted cash payable	193,615	1,636	249,301	(B)	444,552
Short-term deposits	1,080,136	—	—		1,080,136
Short-term debt, net	127,084	—	—		127,084
Other current liabilities	55,420	6,868	61,302	(F)	123,590
Total current liabilities	2,672,409	32,265	310,603		3,015,277
Long-term debt, net	2,879,474	—	—		2,879,474
Long-term deposits	211,775	—	—		211,775
Deferred income taxes, net	211,555	1,520	18,356	(D)	231,431
Other liabilities	134,476	10,728	—		145,204
Total liabilities	6,109,689	44,513	328,959		6,483,161
Redeemable non-controlling interest	107,220	—	—		107,220
Stockholders' equity
Common stock	485	(8,854)	8,854	(E)	485
Additional paid-in-capital	848,684	92,130	(92,130)	(E)	848,684
Retained earnings	1,521,176	35,158	(258,960)	(E)	1,297,374
Accumulated other comprehensive loss	(113,073)	(2,846)	2,846	(E)	(113,073)
Treasury stock, at cost	(172,342)	—	—		(172,342)
Total WEX Inc. stockholders’ equity	2,084,930	115,588	(339,390)		1,861,128
Non-controlling interest	12,073	—	—		12,073
Total stockholders’ equity	$2,097,003	$115,588	$(339,390)		$1,873,201
Total liabilities and equity	$8,313,912	$160,101	$(10,431)		$8,463,582
See accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these statements.

Pro Forma Condensed Combined Income Statement
(in thousands)
(unaudited)

	Nine Months Ended September 30, 2020
	WEX	Optal and eNett combined	Transaction accounting adjustments	Notes	Pro Forma
Revenues
Payment processing revenue	$522,575	$147,058	$(110,205)	(G)	$559,428
Account servicing revenue	335,736	—	—		335,736
Finance fee revenue	144,945	—	—		144,945
Other revenue	157,623	43,892	(39,033)	(G)	162,482
Total revenues	1,160,879	190,950	(149,238)		1,202,591
Expenses
Processing costs	307,152	142,297	(130,735)	(H)	318,714
Service fees	34,335	18,572	(18,502)	(H)	34,405
Provision for credit losses	66,851	—	—		66,851
Operating interest	20,151	—	—		20,151
Depreciation and amortization	76,115	5,172	4,296	(I)	85,583
Total costs of services	504,604	166,041	(144,941)		525,704
General and administrative	197,432	35,443	—		232,875
Sales and marketing	188,118	6,748	—		194,866
Loss on sale of subsidiary	46,362	—	—		46,362
Depreciation and amortization	118,907	1,049	5,416	(I)	125,372
Operating income (loss)	105,456	(18,331)	(9,713)		77,412
Financing interest (expense) income	(101,813)	27	—		(101,786)
Net foreign currency (loss) gain	(31,973)	2,020	(700)	(J)	(30,653)
Net unrealized loss on financial instruments	(32,115)	—	700	(J)	(31,415)
Loss before income taxes	(60,445)	(16,284)	(9,713)		(86,442)
Income tax benefit	(3,852)	(2,484)	(9,976)	(K)	(16,312)
Net income (loss)	(56,593)	(13,800)	263		(70,130)
Net income from non-controlling interests	3,282	—	—		3,282
Net loss attributable to WEX Inc.	(59,875)	(13,800)	263		(73,412)
Change in value of redeemable non-controlling interest	50,437	—	—		50,437
Net income (loss) attributable to shareholders	$(9,438)	$(13,800)	$263		$(22,975)

Net income (loss) attributable to shareholders per share:
Basic	$(0.22)				$(0.53)
Diluted	$(0.22)				$(0.53)
Weighted average common shares outstanding:
Basic	43,720				43,720
Diluted	43,720				43,720

See accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these statements.

Pro Forma Condensed Combined Income Statement
(in thousands)
(unaudited)

	Year Ended December 31, 2019
	WEX	Optal and eNett combined	Transaction accounting adjustments	Notes	Pro Forma
Revenues
Payment processing revenue	$825,592	$408,330	$(270,399)	(G)	$963,523
Account servicing revenue	413,552	—	—		413,552
Finance fee revenue	247,318	—	—		247,318
Other revenue	237,229	105,608	(90,736)	(G)	252,101
Total revenues	1,723,691	513,938	(361,135)		1,876,494
Expenses
Processing costs	400,439	338,255	(317,889)	(H)	420,805
Service fees	57,027	43,246	(43,246)	(H)	57,027
Provision for credit losses	65,664	—	—		65,664
Operating interest	41,915	—	—		41,915
Depreciation and amortization	94,725	7,063	5,562	(I)	107,350
Total costs of services	659,770	388,564	(355,573)		692,761
General and administrative	275,807	41,631	204,646	(F)	522,084
Sales and marketing	259,869	12,669	—		272,538
Depreciation and amortization	142,404	1,558	7,212	(I)	151,174
Operating income (loss)	385,841	69,516	(217,420)		237,937
Financing interest (expense) income	(134,677)	542	(19,155)	(F)	(153,290)
Net foreign currency (loss) gain	(926)	193	(333)	(J)	(1,066)
Non-cash adjustments related to tax receivable agreement	932	—	—		932
Net unrealized loss on financial instruments	(34,654)	—	333	(J)	(34,321)
Income before income taxes	216,516	70,251	(236,575)		50,192
Income tax expense	61,223	19,766	(15,297)	(K)	65,692
Net income (loss)	155,293	50,485	(221,278)		(15,500)
Net loss from non-controlling interests	(1,030)	—	—		(1,030)
Net income (loss) attributable to WEX Inc.	156,323	50,485	(221,278)		(14,470)
Change in value of redeemable non-controlling interest	(57,317)	—	—		(57,317)
Net income (loss) attributable to shareholders	$99,006	$50,485	$(221,278)		$(71,787)

Net income (loss) attributable to shareholders per share:
Basic	$2.29				$(1.66)
Diluted	$2.26				$(1.66)
Weighted average common shares outstanding:
Basic	43,316				43,316
Diluted	43,769				43,316

See accompanying notes to the unaudited pro forma condensed combined financial information, which are an integral part of these statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1 — Basis of presentation
These pro forma condensed combined financial statements and accompanying footnotes incorporate early compliance with SEC Release 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses.
The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Company, eNett and Optal, as adjusted to give effect to the estimated effects of the Acquisition. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives effect to the Acquisition as if it had occurred on that date.
Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the Acquisition may differ materially from the information presented herein. These preliminary estimates are subject to change pending further review of the assets acquired and the liabilities assumed.
Certain reclassification adjustments have been made in the presentation of the Targets' historical presentation to conform to the financial presentation of the Company. These reclassifications are discussed further at Note 4 — Transaction accounting adjustments.
The Acquisition has been accounted for as a business combination for purposes of the pro forma financial statements. The pro forma condensed combined financial statements were prepared using the acquisition method of accounting with the Company considered the acquirer of eNett and Optal. Consideration provided by the Company to complete the Acquisition has been allocated to the assets and liabilities of eNett and Optal based on estimated fair values as of the date of these unaudited pro formas. For purposes of measuring the estimated fair value of tangible assets acquired and liabilities assumed, the Company utilized estimates based on key assumptions of the Acquisition, including historical and current market information. The Company utilized a benchmarking approach based on similar acquisitions to determine the preliminary fair values for intangible assets acquired. The transaction accounting adjustments included herein are preliminary and will be revised at the time the Company has completed detailed fair value valuations and analyses.
Transaction costs already recognized in the historical financial statements have not been eliminated as transaction accounting adjustments, while adjustments have been made in both the balance sheet and income statement for the year ended December 31, 2019 to reflect transaction costs that have been incurred or are expected to be incurred, but have not yet been recognized in the financial statements of the Company and each Target.
Note 2 — Significant accounting policies
The accounting policies used in the preparation of the pro forma financial statements are those set out in the Company’s audited financial statements as of December 31, 2019. Management has substantially completed the review of eNett's and Optal's accounting policies and based on its analysis to date, has included certain reclassification adjustments described in Note 4 — Transaction accounting adjustments to conform each Target’s financial statements to the accounting policies used by the Company in the preparation of the pro forma financial statements. These reclassifications have no effect on previous reported total assets, total liabilities, shareholders’ equity, or income of the Company, eNett, or Optal.
Note 3 — Purchase agreement and preliminary purchase price allocation
The closing of the Acquisition occurred concurrent with the execution of the Settlement Deed on December 15, 2020. The Amended Purchase Agreement provided for, among other things, a reduction of the aggregate purchase price for the Acquisition to $577.5 million (subject to certain working capital and other adjustments as described in the Amended Purchase Agreement), which the Company paid entirely with cash on hand.
The Company determined that the aggregate purchase price represents consideration paid for the businesses acquired and for the settlement of pre-existing legal proceedings between the Company and the shareholders of eNett and Optal as described above. The fair value of the businesses acquired was estimated to be $415.0 million using a probability weighted discounted cash flow analysis and since the Company was not able to reliably estimate the fair value of the litigation settlement, the residual value of $162.5 million has been allocated to the legal proceedings settlement.
The preliminary calculation of assets acquired and liabilities assumed, performed for the purposes of these unaudited pro forma financial statements, was primarily limited to the identification and calculation of preliminary values for goodwill, intangible assets, and deferred taxes, all of which resulted in differing fair values when compared to the amounts historically recorded by the Targets. Other tangible assets and assumed liabilities are valued at each Target’s net book value at September 30, 2020, as the net book value is assumed to approximate fair value.
As of the date of this filing, the calculations necessary to estimate the fair values of the intangible assets acquired have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The Company will continue to refine its identification and valuation of assets acquired and the liabilities assumed as further information becomes available.
The preliminary purchase price allocation is as follows (in thousands):

Cash consideration transferred, net of cash and restricted cash acquired	$383,204
Less: legal settlement	(162,500)
Total consideration, net	$220,704
Less:
Tangible assets acquired	41,354
Liabilities assumed	(259,790)
Intangible assets acquired (see Note 5)	147,256
Recorded goodwill	$291,884
Note 4 — Transaction accounting adjustments
The transaction accounting adjustments are based on management's preliminary estimates and assumptions that are subject to change. Certain historical combined financial statement balances of eNett and Optal have been reclassified in the unaudited pro forma financial statements to conform to the historical consolidated financial statement presentation of the Company. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet and income statements, in thousands
(A)    Cash. Reflects the funding of the Acquisition and Acquisition-related costs entirely with cash on hand and the reclassification of $2 million of the Target's cash to restricted cash to conform to the Company's presentation.
(B)     Restricted cash and restricted cash payable. Adjustment to reflect $249 million of restricted cash and offsetting restricted cash payable to conform to the Company's accounting policies and presentation. In addition, restricted cash adjustment includes the $2 million adjustment described in (A) above.
(C)    Goodwill and other intangible assets. Reflects the elimination of historical goodwill and intangibles of the Targets and the preliminary estimated value assigned to intangible assets and goodwill of approximately

$147 million and $273 million, respectively. In addition, the goodwill adjustment includes the deferred tax adjustment described in (D) below.
(D)    Deferred incomes taxes, net. The pro forma adjustment primarily reflects the estimated deferred tax liability associated with identifiable intangible assets acquired as described in Note 5 - Identifiable intangible assets acquired. This deferred tax liability was determined by multiplying the temporary differences between financial reporting and tax bases of the acquired assets by a blended 26.1 percent statutory rate in effect for the Targets as of September 30, 2020.
(E)    Equity accounts. The adjustments reflect an elimination of the Targets' equity. Retained earnings also includes the impact of the $224 million of transaction costs incurred subsequent to September 30, 2020 as described in (F) below.
(F)    Other current liabilities. Reflects an accrual adjustment for transaction costs that have been incurred or are expected to be incurred that are not reflected in the historical consolidated financial statements of the Company and each Target, including a legal settlement expense incurred by the Company at closing, certain financing fees paid to lenders, success fees paid to investment bankers and other professional fees paid in conjunction with the Acquisition. In addition, there are approximately $37 million and $8 million of collective transaction costs included in the historical consolidated financial statements of the Company and each Target for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively. These costs are nonrecurring in nature and will not reflect expenses of the combined entity on an ongoing basis.
(G)    Payment processing and other revenue. Represents the reclassification of the Targets' payment network volume incentives from other revenue to payment processing revenue to conform to the Company's income statement presentation. In addition, adjustments reflect the reclassifications from cost of services described in (H) below.
(H)    Processing costs and service fees. Represents the reclassification of rebates paid to online travel agencies and network fees paid by the Targets from cost of services to revenues in order to conform to the Company’s contra-revenue accounting policies under ASC 606, Revenue from Contracts with Customers.
(I)    Depreciation and amortization. Reflects the recording of estimated amortization expense on intangible assets acquired. Pro forma adjustments to amortization expense includes amortization expense for the newly identified intangible assets, including customer relationships, regulatory licenses and developed technology, less the amortization expense on the Targets' historical intangible assets. See Note 5 - Identifiable intangible assets acquired for more information.
(J)    Unrealized gains and losses. Represents the reclassification of the Targets' unrealized gain on financial instruments from Net foreign currency (loss) gain against Net unrealized loss on financial instruments in order to conform to the Company's income statement presentation.
(K)     Income taxes. Reflects the income tax effect of pro forma adjustments using the 23.5 percent U.S. statutory rate and a blended 26.1 percent statutory rate in effect for the Targets, as applicable. The statutory rates used for these pro forma adjustments may differ materially from the Company's effective tax rate following the Acquisition and do not consider any historical or future tax events that may impact the combined company.
Note 5 — Identifiable intangible assets acquired
Given the timing of the Acquisition, the Company utilized a benchmarking approach based on similar acquisitions to determine the preliminary fair values for intangible assets. Intangible asset lives were based primarily on an average of useful lives determined in past Company acquisitions.
The following table summarizes the preliminary estimated fair values assigned to intangible assets and their estimated useful lives and straight line amortization, as included in the preceding pro formas:

$ shown in thousands			Amortization expense
	Estimated Fair Value (in thousands)	Estimated useful life	Nine months ended September 30, 2020	Year ended December 31, 2019
Customer relationships	$79,923	10 years	$5,994	$7,992
Acquired technology	63,125	5 years	9,469	12,625
License agreements	4,208	13 years	243	324
Amortization expense on intangible assets acquired			$15,706	$20,941
Given acquired technology is directly associated with providing a service that generates revenue, the Company records the amortization associated with those assets within costs of services. Amortization of the other intangible assets acquired is classified within general and administrative.

$ shown in thousands	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Costs of services
Estimated amortization on intangible assets acquired	$9,469	$12,625
Less: elimination of the Target's amortization	(5,173)	(7,063)
Total adjustment to cost of sales - amortization	$4,296	$5,562

General and administrative
Estimated amortization on intangible assets acquired	$6,237	$8,316
Less: elimination of the Target's amortization	(821)	(1,104)
Total adjustment to general and administrative expenses - amortization	$5,416	$7,212

Total pro forma adjustment to amortization	$9,712	$12,774
These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $15M and impact annual amortization expense by approximately $2 million.